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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    Kennedy,                         Kevin                W.
--------------------------------------------------------------------------------
   (Last)                           (First)              (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    The Goldman Sachs Group, Inc.
    (GS)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Day/Year

    April 14, 2003
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

               Executive Vice President - Human Capital Management
               ---------------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |3.         | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |Transaction| (Instr. 3, 4 and 5)            |Owned         |Direct   |Nature of |
                          |Transaction |Execution |Code       | -------------------------------|Following     |(D) or   |Indirect  |
1.                        |Date        |Date, if  |(Instr. 8) |               | (A) |          |Reported      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|-----------|     Amount    | or  |  Price   |Transactions  |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) | Code  | V |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock,             |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |  04/14/03  |          |   S   |   |     10,000    |  D  |  $73.56  |   1,227,534  |    D    |          |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |       |   |               |     |          |       9,077  |    I    |   (1)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |  (2)  | V |               |     |          |           0  |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |  (3)  | V |               |     |          |      58,232  |    I    |   (4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |  (5)  | V |               |     |          |      20,063  |    I    |   (4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |       |   |               |     |          |      48,007  |    I    |   (4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |  (6)  | V |               |     |          |      93,761  |    I    |   (4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock              |            |          |       |   |               |     |          |              |         |          |
par value $0.01 per share |            |          |  (7)  | V |               |     |          |      79,937  |    I    |   (4)    |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
               |      |       |    |       |            |                 |                       |        |9.       |10.   |      |
               |2.    |       |    |       |            |                 |                       |        |Number   |Owner-|      |
               |Con-  |       |    |       |            |                 |                       |        |of       |ship  |      |
               |ver-  |       |3A. |       |            |                 |                       |        |Deriv-   |of    |      |
               |sion  |       |De- |       |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
               |or    |       |emed|       |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |Exer- |       |Exe-|       |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |cise  |       |cu- |4.     |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |Price |3.     |tion|Trans- |Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |of    |Trans- |Date|action |or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |Der-  |action |if  |Code   |of (D)      |(Month/Day/Year) |             |Amount   |ative   |Following|In-   |ficial|
Title of       |iva-  |Date   |any,|(Instr |(Instr. 3,  |-----------------|             |or       |Secur-  |Reported |direct|Owner-|
Derivative     |tive  |(Month/|(MM/|8)     |4 and 5)    |Date    |Expira- |             |Number   |ity     |Trans-   |(I)   |ship  |
Security       |Secu- |Day/   |DD/ |------ |------------|Exer-   |tion    |             |of       |(Instr. |action(s)|(Instr|(Instr|
(Instr. 3)     |rity  |Year)  |YY) |Code |V| (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
               |      |       |    |     | |      |     |        |        |             |         |        |         |      |      |
               |      |       |    |     | |      |     |        |        |             |         |        |         |      |      |
====================================================================================================================================

Explanation of Responses:

(1): Through The Goldman Sachs Defined Contribution Plan

(2): Reflects the distribution of 47,629 shares of the Issuer's common stock from this grantor retained annuity trust to the Reporting Person on March 26, 2003. This trust is no longer a beneficial owner of the Issuer's securities. This distribution was exempt from Section 16 pursuant to Rule 16a-13 under the Securities Exchange Act of 1934, as amended (the "Act").

(3): Reflects the distribution of 93,761 shares of the Issuer's common stock from this grantor retained annuity trust to the Reporting Person on March 26, 2003. This distribution was exempt from Section 16 pursuant to Rule 16a-13 under the Act.

(4): As trustee of grantor retained annuity trust

(5): Reflects the distribution of 32,308 shares of the Issuer's common stock from this grantor retained annuity trust to the Reporting Person on March 26, 2003. This distribution was exempt from Section 16 pursuant to Rule 16a-13 under the Act.

(6): On March 26, 2003, the Reporting Person donated 93,761 shares of the Issuer's common stock to a grantor retained annuity trust of which the Reporting Person is the sole trustee and the sole current beneficiary. This distribution was exempt from Section 16 pursuant to Rule 16a-13 under the Act.

(7): On March 26, 2003, the Reporting Person donated 79,937 shares of the Issuer's common stock to a grantor retained annuity trust of which the Reporting Person is the sole trustee and the sole current beneficiary. This distribution was exempt from Section 16 pursuant to Rule 16a-13 under the Act.






By:  /s/ Edward T. Joel                                       April 16, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                               POWER OF ATTORNEY



     The undersigned does hereby appoint Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Susan P. Goddard (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact) his lawful attorneys, and each of them his true and lawful attorney, with power to act without the other, and with full power of substitution and resubstitution, to execute for him and in his name any Statement of Changes in Beneficial Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5, or any similar or successor form, which may be required to be filed by him with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended and any and all instruments necessary or incidental therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and each of them.

     This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS thereof the undersigned hereunto signed his name this 31st day of January 2003.



                                              /s/ Kevin W. Kennedy
                                              --------------------
                                                  Kevin W. Kennedy